Exhibit 1.01

Conflict Minerals Report of I.D. Systems, Inc.

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of I.D. Systems, Inc. (herein referred to as “I.D. Systems,” “our” or “we”) for the year ended December 31, 2014 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

This report has been prepared by the management of I.D. Systems, Inc. The information includes the activities of all majority-owned subsidiaries.

I.D. Systems develops, markets and sells wireless machine-to-machine (“M2M”) solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles such as forklifts and airport ground support equipment, rental vehicles, and transportation assets such as dry van trailers, refrigerated trailers, railcars and containers. Our patented systems utilize radio frequency identification (RFID), Wi-Fi, satellite or cellular communications, and sensor technology and software to address the needs of organizations to control, track, monitor and analyze their assets. Our solutions enable customers to achieve tangible economic benefits by making timely, informed decisions that increase the safety, security, productivity and efficiency of their operations.

Our executive and I.D. Systems administrative offices are located in Woodcliff Lake, New Jersey. Our Asset Intelligence administrative offices are located in Plano, Texas.

We outsource our hardware manufacturing operations to leading contract manufacturers, such as Flextronics International Ltd. This strategy enables us to focus on our core competencies - designing hardware and software systems and delivering solutions to customers - and avoid investing in capital-intensive electronics manufacturing infrastructure. Outsourcing also provides us with the ability to ramp up deliveries to meet increases in demand without increasing fixed expenses. Our manufacturers are responsible for obtaining the necessary components and supplies to manufacture our products. While components and supplies are generally available from a variety of sources, manufacturers generally depend on a limited number of suppliers.

We have conducted a good faith reasonable country of origin inquiry regarding conflict minerals that are necessary to the functionality or production of our wireless vehicle management systems. In conducting our due diligence, we conducted a supply-chain survey with our contract manufacturers and suppliers to obtain information on the origin of the conflict minerals contained in products and components supplied to us, including the sources of conflict minerals that are supplied to them from sub-tier suppliers. Our contract manufacturers and suppliers are expected to provide the conflict minerals sourcing information to us per our conflict minerals questionnaire.

We contacted our contract manufacturers and suppliers and provided them with materials designed to educate them regarding the relevant, emerging SEC requirements and I.D. Systems’ due diligence expectations, including a summary of the Dodd-Frank conflict minerals reporting requirements, a listing of the conflict minerals and the covered countries and a listing of the products and components purchased by I.D. Systems. For each product or component, the contract manufacturer or supplier was requested to (i) determine whether the conflict mineral originated in the covered countries and (ii) provide a brief description of the procedures they performed.

We defined the scope of our conflict minerals due diligence by identifying and contacting substantially all of our current contract manufacturers and suppliers that provide products and components or engage in manufacturing activities that are likely to contain conflict minerals. We initiated our conflict minerals due diligence survey to these contract manufacturers and suppliers of our wireless vehicle management systems in October 2014.

Approximately 50% of the contract manufacturers and suppliers we surveyed responded. The majority of the responses from the contract manufacturers and suppliers noted that they were unable to determine the country of origin of the conflict minerals used in the products and components.

We do not typically have a direct relationship with smelters and refiners and do not perform or direct audits of these entities within our supply chain.

This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1.

We are continuing the development and implementation of our management system for conflict minerals.

In the next compliance period, I.D. Systems intends to implement steps to improve the information gathered from its due diligence to further mitigate the risk that its necessary conflict minerals could benefit armed groups. The steps include:

•	Enhancing contract and supplier communication and training to improve due diligence data accuracy and completion.

•	Enhancing internal training of employees to help us ensure that our employees are knowledgeable of the Rule and have the ability to inform our contract manufacturers and suppliers of the Rule.

•	Enhancing our participation in industry-wide initiatives concerning conflict minerals.

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